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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2004

Registration No. 333-110014

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ANDREW CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2092797 (IRS Employer Identification No.)

10500 West 153rd Street
Orland Park, Illinois 60462
Telephone: (708) 349-3300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Marty R. Kittrell
Vice President, Chief Financial Officer
10500 West 153rd Street
Orland Park, Illinois 60462
Telephone: (708) 349-3300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Dewey B. Crawford
Gardner Carton & Douglas LLP
191 N. Wacker Drive, Suite 3700
Chicago, Illinois 60606

        Approximate date of commencement of proposed sale to the public:    At such time or times after the effective date of this registration statement as the selling securityholders shall determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

3 1/4% Convertible Subordinated Notes Due August 15, 2013	$240,000,000	100%	$240,000,000	$19.416(4)

Common Stock, par value $0.01 per share(1)	17,531,568(3)	—	—	(5)

(1)
Includes associated common stock purchase rights to purchase one share of Andrew Corporation common stock that will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events.

(2)
Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(o) under the Securities Act of 1933, as amended, exclusive of accrued interest, if any.

(3)
Represents the number of shares of our common stock, par value $0.01 per share, issuable upon conversion of the 3.25% convertible subordinated notes due August 15, 2013 at an initial conversion price of approximately $13.69 per share. The notes are convertible into 73.0482 shares of our common stock per each $1,000 principal amount of notes, subject to adjustments in certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminable number of shares of common stock as may be issuable from time to time upon conversion of the notes as a result of stock splits, stock dividends or similar transactions.

(4)
Previously paid in connection with the initial filing of this Registration Statement.

(5)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated January 30, 2004

Prospectus

Andrew Corporation

$240,000,000 3 1/4% Convertible Subordinated Notes Due August 15, 2013 and 17,531,568 Shares of Common Stock Issuable Upon Conversion of the Notes

        On August 8, 2003, we issued and sold $200,000,000 of 3 1/4% convertible subordinated notes due August 15, 2013 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. On August 18, 2003, we issued $40,000,000 of the notes in connection with the exercise in full by the initial purchasers of the notes of their option to purchase additional notes. The initial purchasers of the notes in those offerings resold the notes in offerings in reliance on an exemption from registration under Rule 144A of the Securities Act. This prospectus may be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

        The notes will mature on August 15, 2013, unless earlier converted, redeemed or repurchased. We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment will be made on February 15, 2004.

        You may convert the notes into shares of our common stock at a conversion rate of 73.0482 shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on August 15, 2013 only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes; (3) if the notes have been called for redemption; or (4) upon the occurrence of certain specified corporate transactions.

        On or after August 20, 2008, we may redeem any of the notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest. You may require us to repurchase the notes at a repurchase price of 100% of the principal amount of the notes plus accrued and unpaid interest on August 15, 2008 or at any time prior to maturity following a designated event as defined herein.

        The notes are subordinated in right of payment to all our existing and future senior indebtedness and are effectively subordinated to all indebtedness and liabilities of our subsidiaries.

        The notes are evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Except as described in this prospectus, beneficial interests in the global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants.

        For a more detailed description of the notes, see "Description of Notes" beginning on page 14.

        The notes are traded in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market. We do not intend to list the notes on any other national securities exchange or automated quotation system. The selling securityholders may offer the notes or the common stock into which the notes are convertible, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions. See "Plan of Distribution."

        Our common stock is traded on the NASDAQ National Market under the symbol "ANDW." On January 29, 2004, the reported last sale price of our common stock on the NASDAQ was $16.75 per share.

        Investing in the notes or the common stock issuable upon their conversion involves risks. See "Risk Factors" beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        As used in this prospectus, the terms "Andrew Corporation," "Andrew," "the company," "the combined company," "we," "our," "ours" and "us" refer to Andrew Corporation and its subsidiaries as a combined entity, except in the "Description of Notes," "Description of Capital Stock," "Plan of Distribution" and in other places where it is clear that the terms mean only Andrew Corporation. References to "Allen" means Allen Telecom Inc.

        You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer of the securities to be sold under this prospectus in any jurisdictions where the offers or sales are not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof.

i

Special Note About Forward-Looking Statements

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, that if they materialize, as well as assumptions, that if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans; any estimates of cost savings relating to our restructuring or our merger with Allen Telecom Inc.; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding the cost and outcome of litigation; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

        The risks, uncertainties and assumptions referred to above include the challenges of integration and restructuring associated with the Allen merger and the challenges of achieving anticipated cost savings and synergies and other risks that are described in the section of this prospectus entitled "Risk Factors" and in the documents that are incorporated by reference into this prospectus. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the expectations in these statements. We are not under any obligation and do not intend to update our forward-looking statements. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Prospectus Summary

        This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the "Risk Factors" section, and the other documents we refer to and incorporate by reference herein. In particular, we incorporate important business and financial information in this prospectus by reference.

Andrew Corporation

        With the acquisition of Allen Telecom Inc. in July 2003, we believe that we have established Andrew as the leading global supplier of communications products and systems to the wireless subsystem infrastructure market. We have the ability to provide total customer solutions, including virtually all components of a wireless base station that are outsourced by major network OEMs (Original Equipment Manufacturers) and operators. This allows us to better meet the evolving performance and cost efficiency requirements of our customers who benefit from the availability of one-stop shopping for all of their wireless infrastructure needs. Our products are based primarily on our core competency, the radio frequency (RF) path. We have unique technical skills and marketing strengths in developing products for RF systems. We manage our business as one reportable business segment built around this core competency. Our products are used in the infrastructure for traditional wireless networks, third generation (3G) technologies, voice, data, video and Internet services, as well as applications for microwave and satellite communications, and other specialized applications for government and commercial use.

        We classify our sales into five product groups: Antennas, Base Station Subsystems, Cable Products, Network Solutions and Wireless Innovations. The Antenna group products include base station antennas, earth station antennas, multi-band antennas and point-to-point antennas. Base Station Subsystems products are integral components of wireless base stations and include products such as power amplifiers, filters, duplexers and combiners that are sold individually or as parts of integrated subsystems. Cable Products include coaxial cables, connectors, cable assemblies and accessories. Network Solutions includes software and equipment to locate wireless 911 callers as well as equipment and services for testing and optimizing wireless networks. Wireless Innovations products are used to extend the coverage of wireless networks in areas where signals are difficult to send or receive and include both complete systems and individual components.

        Over the last two years, we completed two major acquisitions that have substantially broadened our product offering and established us as the leading global supplier of communications products and systems to the wireless subsystem infrastructure market. These acquisitions allow us to provide global wireless service providers and OEMs with a unique one-stop shopping partner. During the year, we purchased Allen Telecom, a global provider of wireless infrastructure equipment and services. Allen's product offering was complementary to ours and had minimal product overlap. This acquisition allows us to offer a more complete RF footprint product offering with more value-added and integrated products. In June 2002, we completed the acquisition of Celiant Corporation, a power amplifier manufacturer. Celiant's engineering and technical capabilities and intellectual property have made us a leading supplier of power amplifiers.

Corporate Information

        Andrew was incorporated in 1987 under the laws of the State of Delaware as successor to an Illinois corporation organized in 1947. Originally founded as a partnership in 1937, our principal executive offices are located at 10500 West 153rd Street, Orland Park, Illinois, 60462, which is approximately 25 miles southwest of downtown Chicago. The telephone number for the principal executive offices is (708) 349-3300.

This Offering

Issuer	Andrew Corporation, a Delaware corporation.
Notes	$240,000,000 principal amount of 3 1/4% Convertible Subordinated Notes due 2013.
Maturity Date	August 15, 2013.
Interest	3 1/4% per annum on the principal amount from August 8, 2003, payable semi-annually in arrears in cash on February 15 and August 15 of each year, beginning February 15, 2004.
Conversion
You may convert the notes into shares of our common stock, par value $0.01 per share, at a conversion rate of 73.0482 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $13.69 per share), subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:
•
during any fiscal quarter commencing after September 30, 2003 and only during such fiscal quarter, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or
•
during the five business day period after any five consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; or
• if the notes have been called for redemption; or
• upon the occurrence of specified corporate transactions described under "Description of Notes".

As described in this prospectus, the conversion rate may be adjusted for certain reasons, including for any cash distribution in excess of $.01 per share in any twelve month period, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest upon conversion of a note; however, we will continue to pay liquidated damages, if any, on the common stock issued upon conversion thereof to the holder in accordance with the registration rights agreement. Notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Subordination
The notes are subordinated to all of our existing and future senior indebtedness and are effectively subordinated to all debt and other liabilities of our subsidiaries. As of September 30, 2003, we had approximately $60.2 million of senior indebtedness outstanding and our subsidiaries had approximately $275.3 million of indebtedness and other liabilities outstanding. Under the indenture, we are not prohibited from incurring indebtedness, including senior indebtedness and our subsidiaries are not prohibited from incurring additional indebtedness or other liabilities.
Redemption
We may redeem any of the notes beginning August 20, 2008, by giving you at least 30 days' notice. We may redeem the notes either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including additional interest, if any, to but excluding the redemption date.
Repurchase Upon a Designated Event
If a designated event (as described under "Description of Notes—Repurchase at Option of the Holder Upon a Designated Event") occurs prior to maturity, you may require us to repurchase all or part of your notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including additional interest, if any, to but excluding the date of repurchase.
Repurchase at the Option of the Holder
You may require us to repurchase the notes on August 15, 2008 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including additional interest, if any, to but excluding the date of repurchase.
Use of Proceeds	We will not receive any of the proceeds of the sale by the selling securityholders of the notes or the common stock into which the notes may be converted.
Risk Factors
You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to investing in the notes or the common stock issuable upon conversion of the notes. In particular, we urge you to carefully consider the information set forth under "Risk Factors" beginning on page 6 for a discussion of risks and uncertainties relating to us, our business and an investment in the notes or the common stock issuable upon conversion of the notes.
Listing and Trading
The notes are traded in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading on the PORTAL market. We do not intend to list the notes on any other national securities exchange or automated quotation system. Our common stock is listed on the NASDAQ National Market under the symbol "ANDW."

Ratio of Earnings to Fixed Charges

        The following table shows the ratio of earnings to fixed charges for us for the periods indicated:

	Year Ended September 30,
	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges	7.0	12.0	9.9	2.5	2.4

        These ratios have been calculated by dividing income from continuing operations before income taxes, minority interests and loss from equity investments plus fixed charges by fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest.

Risk Factors

        An investment in the notes involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read "Special Note About Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere contained or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Andrew

Although we expect that our acquisition of Allen will result in benefits to the combined company, we may not realize those benefits because of integration and other challenges.

        We operate in a market environment that cannot be predicted and that involves significant risks, many of which are beyond our control. Our failure to meet the challenges involved in successfully integrating the operations of Andrew and Allen or to otherwise realize any of the anticipated benefits of the merger, including anticipated cost savings, could seriously harm our results of operations. Realizing the benefits of the merger will depend in part on the integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that could significantly disrupt our business. The challenges involved in this integration include the following:

  •
  consolidating and rationalizing corporate information technology and administrative infrastructures;

  •
  consolidating and rationalizing manufacturing operations;

  •
  combining product offerings;

  •
  coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

  •
  coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

  •
  preserving distribution, marketing or other important relationships of both Andrew and Allen and resolving potential conflicts that may arise;

  •
  minimizing the diversion of management's attention from ongoing business concerns and successfully returning managers to regular business responsibilities from their integration planning activities;

  •
  demonstrating to employees that the business cultures of Andrew and Allen are compatible, maintaining employee morale and retaining key employees; and

  •
  coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by local laws and regulations.

        Our management has limited experience integrating operations as substantial, geographically dispersed and decentralized as those of Allen. The combined company may not successfully integrate the operations of Andrew and Allen in a timely manner, and may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies relate to cost savings associated with anticipated restructurings and other operational efficiencies, greater economies of scale, and revenue enhancement opportunities. However, these anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition, our ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations or implement workforce reductions and by risks relating to potential unknown liabilities of Allen.

        In addition to the integration risks discussed above, in September 2002, we announced a plan to restructure our manufacturing operations and discontinue several non-strategic businesses. Our efforts to successfully integrate the operations of Andrew and Allen may be made even more difficult by the diversion of management and other resources necessary to successfully complete this reorganization. Our management has limited experience in carrying out restructurings as substantial as this. Moreover, if our management is unsuccessful in carrying out our restructuring plans, we are unlikely to achieve expected cost savings, which would reduce our operating margins and income.

The continuing deterioration of the wireless infrastructure industry could lead to further reductions in capital spending budgets by wireless operators and original equipment manufacturers, which could further adversely affect our revenues, gross margins and income.

        Our revenues and gross margins will depend significantly on the overall demand for wireless infrastructure subsystems products. Reduced capital spending budgets by wireless operators and original equipment manufacturers caused by the ongoing industry downturn have led to continued soft demand for our products and services, which has resulted in, and may continue to result in, decreased revenues, earnings levels or growth rates. The global economy in general, and the wireless infrastructure market in particular, has weakened and market conditions continue to be challenging. As a result, individuals and companies are delaying or reducing expenditures, including those for wireless infrastructure products. We have observed effects of the global economic downturn in many areas of our business. We have experienced gross margin declines, reflecting the effect of competitive pricing pressures as well as charges associated with previously announced restructurings. In addition, the telecommunications industry has experienced significant consolidation, and this trend is expected to continue. It is possible that we and one or more of our competitors each supply products to the companies that have merged or will merge. This consolidation could result in further delays in purchasing decisions by merged companies or in us playing a decreased role in the supply of products to the merged companies. Further delays or reductions in wireless infrastructure spending could have a material adverse effect on demand for our products and services and, consequently, our results of operations, prospects and stock price.

Because we depend on two of our customers for a significant portion of our sales, our sales, operating margins and income would be adversely affected by any disruption of our relationship with those customers or any material adverse change in their businesses.

        We depend on Lucent Technologies and AT&T Wireless for a significant portion of our sales. Lucent accounted for more than 10% of our 2003 sales and we anticipate that both AT&T Wireless and Lucent will account for more than 10% of our sales in 2004. Any disruption of our relationships with Lucent or AT&T Wireless, including any adverse modification of our supply agreements with them or the unwillingness or inability of either of them to perform its obligations under its supply agreement, would adversely affect our sales and, as a result of under-absorption of fixed costs, operating margins and income. In addition, any material adverse change in the financial condition of Lucent or AT&T Wireless, or in expenditures by Lucent on RF power amplifiers or by AT&T Wireless on network geolocation products and services, would have similar adverse effects.

Our revenues and selling, general and administrative expenses may suffer if we cannot continue to enforce the intellectual property rights on which our business depends or if third parties assert that we violate their intellectual property rights.

        We generally rely upon patent, copyright, trademark and trade secret laws in the United States and similar laws in other countries, and agreements with our employees, customers, partners and other parties, to establish and maintain our intellectual property rights in technology and products used in our operations. However, any of our intellectual property rights could be challenged, invalidated or circumvented, or our intellectual property rights may not provide competitive advantages, which could significantly harm our business. Also, because of the rapid pace of technological change in the wireless industry, a portion of our business and our products may rely on key technologies developed by third parties, and we may not be able to obtain licenses and technologies from these third parties on reasonable terms or at all. Third parties also may claim that we are infringing upon their intellectual property rights. Even if we do not believe that our products or business are infringing upon third parties' intellectual property rights, the claims can be time-consuming and costly to defend and divert management's attention and resources away from our business. Claims of intellectual property infringement also might require us to enter into costly settlement or license agreements. If we cannot or do not license the infringed technology at all or on reasonable terms or substitute similar technology from another source, our sales, operating margins and income could suffer.

A competitor of the wireless geolocation business of our Allen subsidiary has sued Allen, alleging infringement of that competitor's patents.

        On December 11, 2001, a lawsuit was filed against Allen in the United States District Court for the District of Delaware by a competitor, TruePosition, Inc., and its subsidiary, KSI, Inc. In their original complaint, the plaintiffs alleged that Allen, through its Grayson Wireless division, infringed three patents in connection with Allen's GEOMETRIX wireless geolocation business. On July 16, 2002, the plaintiffs amended their complaint to include four additional patents in the lawsuit. In Allen's answer to the original complaint, filed on January 18, 2002, and to the amended complaint, filed on July 30, 2002, it has denied all of the plaintiffs' allegations and asserted a patent infringement counterclaim of one of Allen's patents and asserted antitrust and business tort counterclaims based on plaintiffs' bad faith initiation of the present litigation. Allen and plaintiffs have agreed to withdraw claims of infringement with respect to three of plaintiffs' seven patents in suit and Allen's patent in suit. The lawsuit relates to all of the geolocation products of our Allen subsidiary, which products have accounted for approximately $221.7 million of Allen's total sales since their introduction and approximately $37.1 million since the acquisition of Allen (July 16, 2003 to September 30, 2003). Plaintiffs are seeking damages for lost profits, price erosion and royalties due to Allen's alleged infringement and have requested that Allen treble such damages as a result of alleged willful infringement by Allen. We believe that plaintiffs have suffered no damages. Plaintiffs are also seeking to enjoin Allen's alleged infringement. A trial date of April 13, 2004 has been set. We believe that Allen has meritorious defenses against the claims asserted by the plaintiffs, and we intend to vigorously defend the lawsuit. There can be no assurance, however, that we will ultimately prevail in this action. Whether we ultimately win or lose, litigation could be time-consuming and costly and injure our reputation. If the plaintiffs prevail in this action, we may be required to pay a substantial judgment and/or negotiate royalty or license agreements with respect to the patents at issue, and may not be able to enter into such agreements on acceptable terms. Any limitation on our ability to provide a service or product could cause us to lose revenue-generating opportunities and require us to incur additional expenses, either of which could have a material adverse effect on our business. We may also be required to indemnify our customers for any expenses or liabilities resulting from the claimed infringements. These potential costs and expenses, as well as the need to pay any damages awarded in favor of the plaintiffs, which may be material in amount, could increase our selling, general and administrative expenses, reduce our income and adversely affect our liquidity.

Continuing and future sales opportunities for our geolocation products and services are uncertain, and if we cannot develop such opportunities, our sales and income will be reduced.

        The Federal Communications Commission has promulgated regulations requiring wireless communications carriers to provide caller location information for wireless 911 calls. The systems by which this location information is supplied are often described as "E 911 solutions." Our Allen subsidiary has developed network-based geolocation products and services that enable carriers to effectively implement network-based E 911 solutions. Changes in technology and regulations, or our inability to meet customers' evolving requirements, could affect our ability to develop continuing and future sales opportunities for Allen's network-based geolocation products and services. If we cannot develop sales opportunities for Allen's network-based geolocation products or services or meet customers' requirements, the sales and income of the combined company would be reduced.

A substantial portion of our sales are outside the United States. Conducting business in international markets involves risks and uncertainties such as foreign exchange rate exposure and political and economic instability that could lead to reduced international sales and reduced profitability associated with such sales, which would reduce our sales and income.

        A significant portion of our sales are outside the United States, and in recent years we have significantly increased our international manufacturing capabilities. We anticipate that international sales will continue to represent a substantial portion of our total sales and that continued growth and profitability will require further international expansion. Identifiable foreign exchange rate exposures result primarily from currency fluctuations, accounts receivable from customer sales, the anticipated purchase of products from affiliates and third-party suppliers and the repayment of inter-company loans denominated in foreign currencies with our foreign subsidiaries. International business risks also include political and economic instability, tariffs and other trade barriers, longer customer payment cycles, burdensome taxes, restrictions on the repatriation of earnings, expropriation or requirements of local or shared ownership, compliance with local laws and regulations, terrorist attacks, developing legal systems, reduced protection of intellectual property rights in some countries, cultural and language differences, and difficulties in managing and staffing operations. We believe that international risks and uncertainties could lead to reduced international sales and reduced profitability associated with such sales, which would reduce our sales and income.

        In addition, we expect a significant portion of our sales will be in China. While we were not materially adversely affected by the recent outbreak of Severe Acute Respiratory Syndrome (SARS) in China and we will, if necessary, be able to ship product into China from other manufacturing facilities to meet demand in China, there can be no assurance that a new outbreak of SARS, with attendant travel restrictions, adverse impact on the Chinese economy and telecommunications business and other known and unknown potential consequences, would not materially reduce our sales.

Charges to earnings resulting from the application of the purchase method of accounting with respect to our merger with Allen may reduce our income.

        In accordance with United States generally accepted accounting principles, we are accounting for our merger with Allen using the purchase method of accounting, which results in charges to earnings that could have a material adverse effect on the market value of our common stock. Under the purchase method of accounting, we allocated the total estimated purchase price to Allen's net tangible assets, amortizable intangible assets and intangible assets with indefinite lives based on their fair values as of the date of completion of the merger, and recorded the excess of the purchase price over those fair values as goodwill. We will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, we will be required to incur charges, which may be material, relating to the impairment of those assets. These depreciation, amortization and potential impairment charges will reduce our income.

The competitive pressures we face could lead to reduced demand or lower prices for our products and services in favor of our competitors' products and services, which could harm our sales, gross margins and prospects.

        We encounter aggressive competition from numerous and varied competitors in all areas of our business, and compete primarily on the basis of technology, performance, price, quality, reliability, brand, distribution, customer service and support. If we fail to develop new products and services, periodically enhance our existing products and services, or otherwise compete successfully, it would reduce our sales and prospects. Further, we may have to continue to lower the prices of many of our products and services to stay competitive. If we cannot reduce our costs in response to competitive price pressures, our gross margins would decline.

If we cannot continue to rapidly develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability, we may lose market share and our revenues may suffer.

        The process of developing new wireless technology products and services is complex and uncertain, and failure to anticipate customers' changing needs and emerging technological trends accurately and to develop or obtain appropriate intellectual property could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our investments will eventually result in products that the market will accept. After a product is developed, we must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, we must accurately forecast volumes, mix of products and configurations that meet customer requirements, which we may not be able to do successfully.

        Among the factors that make a smooth transition from current products to new products difficult are delays in product development or manufacturing, variations in product costs, delays in customer purchases of existing products in anticipation of new product introductions and customer demand for the new product. Our revenues and gross margins may suffer if we cannot make such a transition effectively and also may suffer due to the timing of product or service introductions by our suppliers and competitors. This is especially challenging when a product has a short life cycle or a competitor introduces a new product just before our own product introduction. Furthermore, sales of our new products may replace sales of some of our current products, offsetting the benefit of even a successful product introduction. There may also be overlaps in our current product portfolios resulting from our recent merger with Allen that we will need to reconcile. If we incur delays in new product introductions, or do not accurately estimate the market effects of new product introductions, given the competitive nature of its industry, future demand for our products and our revenues may be seriously harmed.

The price of our outstanding securities may suffer if we cannot control fluctuations in our sales and operating results.

        Historically, our quarterly and annual sales and operating results have fluctuated. We expect fluctuations to continue in the future. In addition to general economic and political conditions, the following factors affect our sales: the timing of significant customer orders, our inability to forecast future sales due to our just-in-time supply approach, changes in competitive pricing, wide variations in profitability by product line, variations in operating expenses, the timing of announcements or introductions of new products by us, our competitors or our respective customers, the acceptance of those products, relative variations in manufacturing efficiencies and costs, and the relative strength or weakness of international markets. Since our quarterly and annual sales and operating results vary, we believe that period-to-period comparisons are not necessarily meaningful, and you should not rely on those comparisons as indicators of our future performance. Due to the foregoing factors, it is possible that in some future quarter or quarters our revenues or operating results will not meet the expectations of the public stock market analysts or investors, which could cause the price of our outstanding securities to decline.

If we cannot continue to attract and retain highly qualified people our revenues, gross margin and income may suffer.

        We believe that our future success significantly depends on our ability to attract, motivate and retain highly qualified management, technical and marketing personnel. The competition for these individuals is intense. From time to time, there may be a shortage of skilled labor, which may make it more difficult and expensive for us to attract, motivate and retain qualified employees. We believe our inability to do so could negatively impact the demand for our products and services and consequently our financial condition and operating results.

Our costs and business prospects may be affected by increased government regulation, a factor which is largely beyond our control.

        We are not directly regulated in the U.S., but many of our U.S. customers and the telecommunications industry generally are subject to Federal Communications Commission regulation. In overseas markets, there are generally similar governmental agencies that regulate our customers. We believe that regulatory changes could have a significant negative effect on our business and operating results by restricting our customers' development efforts, making current products obsolete or increasing competition. Our customers must obtain regulatory approvals to operate certain of our products. Any failure or delay by any of our customers to obtain these approvals would adversely impact our ability to sell our products. The enactment by governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for our products. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation and deliberation over competing technologies. In the past, the delays inherent in this governmental approval process have caused, and may in the future cause, the cancellation or postponement of the deployment of new technologies. These delays could have a material adverse effect on our revenues, gross margins and income.

Allegations of health risks from wireless equipment may negatively affect our results of operations.

        Allegations of health risks from the electromagnetic fields generated by base stations and mobile handsets, and the lawsuits and publicity relating to them, regardless of merit, could affect our operations negatively by leading consumers to reduce their use of mobile phones or by causing us to allocate resources to these issues.

Risks Related to the Offering

The notes are subordinated in right of payment to our senior indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

        The notes are unsecured and subordinated in right of payment to our existing and future senior indebtedness. As of September 30, 2003, we had approximately $60.2 million of senior indebtedness outstanding. Because the notes are subordinated to our senior indebtedness, in the event of (1) our liquidation or insolvency, (2) a payment default on our designated senior indebtedness (as defined in "Description of the Notes-Subordination of the Notes"), (3) a covenant default on our designated senior indebtedness entitling holders of designated senior indebtedness to accelerate their indebtedness or (4) acceleration of the notes, we will be permitted to make payment on the notes only after our senior indebtedness has been paid in full. After paying our senior indebtedness in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. The indenture for the notes does not restrict the amount of indebtedness, including senior indebtedness, that we may incur. We currently have a senior revolving credit facility, which provides us with the ability to incur up to $160.0 million of senior indebtedness.

        In addition, the notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture for the notes does not restrict the amount of indebtedness or other liabilities that our subsidiaries may incur. Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional indebtedness under the indenture. We expect from time to time to incur additional indebtedness and other liabilities, which could affect our ability to pay our obligations under the notes. See "Description of the Notes—Subordination of Notes."

There is no established market for the notes, which could impair your ability to sell the notes.

        While the notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, there can be no assurance that a market for the notes will develop. Moreover, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading over the National Association of Securities Dealers Automated Quotation System.

        At the time of the closing of the private placement of the notes by us, the initial purchasers advised us that they intended to make a market in the notes, but they are not obligated to do so, and if they do make a market in the notes they may stop at any time. As a result, we cannot assure you that a market will develop for the notes or that you will be able to sell your notes. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

We may not have the funds necessary to finance the repurchase of the notes or may otherwise be restricted from making such repurchase if required by holders pursuant to the indenture.

        On August 15, 2008, or at any time prior to maturity following a "designated event" under the indenture, holders may require us to repurchase their notes at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest to the repurchase date. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of notes. In addition, any future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting the repurchase of the notes under certain circumstances, or could provide that a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the indebtedness, we would not be permitted to repurchase the notes without potentially causing a default under this indebtedness. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

The price of our common stock historically has been volatile, which may make it difficult for you to resell the notes.

        Subject to certain conditions, the notes will be convertible into shares of our common stock. The market price of our common stock historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. Factors that can affect our stock price include the following:

  •
  actual, or market expectations of, fluctuations in capital spending by wireless operators and original equipment manufacturers on wireless infrastructure;

  •
  the announcement of new products, services or technological innovations by us or our competitors;

  •
  continued variability in our revenue or earnings;

  •
  changes in quarterly revenue or earnings estimates for us made by the investment community;

  •
  delays or postponements of wireless infrastructure deployments, including 3G technology, regardless of whether such deployments have an actual impact on our orders or sales; and

  •
  speculation in the press or investment community about our strategic position, financial condition, results of operations, business or significant transactions.

        General market conditions and domestic or international macroeconomic and geopolitical factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on historical trends to predict future stock prices or financial results. In addition, following periods of volatility in a company's securities, securities class action litigation against a company is sometimes instituted. This type of litigation could result in substantial costs and the diversion of management time and resources. We anticipate that we will continue to face these types of risks.

The conditional conversion feature of the notes could result in you not receiving the value of the common stock into which the notes are convertible.

        The notes are convertible into common stock only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your notes would otherwise be convertible.

Use of Proceeds

        All of the proceeds from the sale of the notes or the common stock issuable upon conversion of the notes offered by this prospectus will go to the selling securityholders who offer and sell their notes or shares. We will not receive any proceeds from any sale by any selling securityholder.

Description of Notes

        We issued the notes under an indenture, dated as of August 8, 2003, between Andrew, as issuer, and BNY Midwest Trust Company, as trustee. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. The indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

        The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it and not this description defines your rights as a holder of notes.

        As used in this "Description of Notes" section, references to "Andrew," "we," "our" or "us" refer solely to Andrew Corporation and not to our subsidiaries unless the context requires otherwise.

General

        The notes are general unsecured obligations of Andrew. Our payment obligations under the notes are subordinated to our senior indebtedness as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes."

        We have issued $240,000,000 aggregate principal amount of notes to the initial purchasers in denominations of $1,000 and multiples of $1,000. The notes mature on August 15, 2013 unless earlier converted, redeemed or repurchased.

        Neither we nor any of our subsidiaries is subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries is restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in our control, except to the extent described below under "Repurchase at Option of the Holder Upon a Designated Event."

        The notes bear interest at an annual rate of 3 1/4%. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from August 8, 2003, or from the most recent date to which interest has been paid or duly provided for. We will pay interest, including additional interest, if any, on February 15 and August 15 of each year, beginning February 15, 2004, to record holders at the close of business on the preceding February 1 and August 1, as the case may be.

        We will maintain an office in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of the trustee, where we will pay the principal on the notes and where you may present the notes for conversion, registration of transfer or exchange for other denominations. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds. Payments to The Depository

Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Notes

        You may convert any of your notes, in whole or in part, into common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes, only under the following circumstances:

  •
  upon satisfaction of a market price condition;

  •
  upon satisfaction of a trading price condition;

  •
  upon notice of redemption; or

  •
  upon specified corporate transactions.

        The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the aggregate principal amount of the notes you convert by the conversion rate on the date of conversion. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

        If we call notes for redemption, you may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your notes for repurchase upon a designated event, you may convert your notes only if you withdraw your repurchase election. Similarly, if you exercise your option to require us to repurchase your notes other than upon a designated event, those notes may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture. Upon conversion of a note, you will not receive any cash payment of interest. Our delivery to you of the full number of shares of our common stock into which the note is convertible, together with any cash payment for your fractional shares will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued but unpaid interest, including additional interest, if any, attributable to the period from the most recent interest payment date, or August 8, 2003 if no interest has been paid, to the conversion date.

As a result, accrued but unpaid interest, including additional interest, if any to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next succeeding interest payment date or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Upon Satisfaction of Market Price Condition

        You may surrender your note for conversion into our common stock prior to close of business on the maturity date during any fiscal quarter commencing after September 30, 2003 (and only during such fiscal quarter) if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. The "conversion price" as of any day will equal $1,000 divided by the conversion rate.

Conversion Upon Satisfaction of Trading Price Condition

        You may surrender your notes for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate (the "98% Trading Exception"); provided that if on the date of any conversion pursuant to the 98% Trading Exception the closing sale price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion rate, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of your notes plus accrued and unpaid interest, including additional interest, if any, as of the conversion date ("Principal Value Conversion"). If you surrender your notes for conversion and it is a Principal Value Conversion, we will notify you by the second trading day following the date of conversion whether we will pay you all or a portion of the principal amount plus accrued and unpaid interest, including additional interest, if any, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of the conversion price on the conversion date and the applicable stock price (as defined below) as of the conversion date. We will pay you any portion of the principal amount plus accrued and unpaid interest, including additional interest, if any, to be paid in cash and deliver common stock with respect to any portion of the principal amount plus accrued and unpaid interest, including additional interest, if any, to be paid in common stock, no later than the third business day following the determination of the applicable stock price.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the "closing sale price" of our common stock and the conversion rate. The "applicable stock price" shall mean the average of the closing sale prices of our common stock over the five trading day period starting the third trading day following the conversion date of the notes.

        In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than

98% of the product of the closing sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

Conversion Upon Notice of Redemption

        If we call notes for redemption, you may convert the notes until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we fail to pay the redemption price.

Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days, our common stock at less than the average closing sale prices for the 10 trading days preceding the declaration date for such distribution; or

  •
  distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the conversion rate will be made if you will otherwise participate in the distribution without conversion and you will not have the ability to convert pursuant to this provision.

        In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual effective date of such transaction (or if such consolidation, merger or share exchange also constitutes a fundamental change, until the repurchase date corresponding to such fundamental change). If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a note into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that you would have received if you had converted your notes immediately prior to the transaction. If the transaction also constitutes a designated event, you can require us to repurchase all or a portion of your notes as described under "Repurchase At Option of the Holder Upon a Designated Event."

Conversion Procedures

        The initial conversion rate for the notes is 73.0482 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of approximately $13.69 per share. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash based upon the last reported sale price of our common stock on the trading day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

        To convert your note into common stock you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in notes evidenced by a global note):

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

Conversion Rate Adjustments

        We will adjust the conversion rate if any of the following events occurs:

  •
  we issue common stock as a dividend or distribution on our common stock;

  •
  we issue to all holders of common stock certain rights or warrants to purchase our common stock, for a period expiring within 45 days of the record date for such issuance, at a price per share that is less than the average closing sale prices of our common stock for the 10 trading days preceding the declaration date for such distribution;

  •
  we subdivide or combine our common stock;

  •
  we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding rights, warrants, dividends or common stock distributions specified above and cash distributions. If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted;

  •
  we distribute cash to all holders of common stock in excess of $.01 per share in any twelve month period, in which case the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the amount of the distribution in excess of the amount provided above. "Current market price" shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex" date with respect to the distribution requiring such computation. For purposes of this paragraph, the term "ex" date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution;

  •
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

  •
  someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this bullet point will only be made if: the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this bullet point will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

        You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "U.S. Federal Tax Considerations."

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "U.S. Federal Tax Considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Andrew

        Beginning August 20, 2008, we may redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount, plus interest, including additional interest, if any to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

        We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing. We will notify the noteholders if we redeem the notes.

Repurchase at Option of the Holder

        You have the right to require us to repurchase the notes for cash on August 15, 2008. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a note will be equal to 100% of the principal amount, plus interest, including additional interest, if any to, but excluding, the repurchase date.

        Your right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date. The paying agent initially will be the trustee.

        The repurchase notice must state:

  (1)
  if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  (2)
  the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

  (3)
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

        We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date the note will cease to be outstanding and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note. This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        No notes may be repurchased by us at the option of the holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date. We may be unable to repurchase the notes if you elect to require us to repurchase the notes pursuant to this provision. If you elect to require us to repurchase the notes we may not have sufficient funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances. If you elect to require us to repurchase the notes at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this indebtedness. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

        We will comply with the provisions of Rule 13e-4 and any other rules under the Securities Exchange Act of 1934 that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Repurchase at Option of the Holder Upon a Designated Event

        If a designated event occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes for cash, in whole or in part, on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The notes will be repurchased only in integral multiples of $1,000 principal amount.

        We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued interest, including additional interest, if any to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, including additional interest, if any payable on such interest payment date to the holder of record on the close of business on the corresponding record date.

        We will mail to all record holders a notice of a designated event within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate number of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date:

  •
  the note will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the NASDAQ National Market.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act in the event of a designated event.

        These designated event repurchase rights could discourage a potential acquirer. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. No notes may be repurchased by us at the option of holders upon a designated event if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to the notes.

        We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a designated event would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Subordination of Notes

        Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, interest, including additional interest, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

        We may not make any payment on the notes if:

  •
  a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

  •
  a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

        We may resume payments and distributions on the notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

        No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

        If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

        Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

        The notes are exclusively our obligations. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        The term "senior indebtedness" is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

  •
  any indebtedness that by its express terms is not senior to the notes or is pari passu or junior to the notes; or

  •
  any indebtedness we owe to any of our majority-owned subsidiaries; or

  •
  the notes.

        The term "indebtedness" is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers' acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

        The term "designated senior indebtedness" is defined in the indenture and includes our senior credit facility, our senior notes and any other senior indebtedness that by its terms expressly provides that it is "designated senior indebtedness" for purposes of the indenture.

        As of September 30, 2003, we had approximately $60.2 million of senior indebtedness outstanding and our subsidiaries had approximately $275.3 million of indebtedness and other liabilities outstanding. Neither we nor our subsidiaries is prohibited from incurring indebtedness, including senior indebtedness, under the indenture. We may from time to time incur additional indebtedness, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Merger and Sale of Assets by Andrew

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes by supplemental indenture satisfactory to the trustee all of our obligations under the notes and the indenture;

  •
  we or such successor person will not be in default under the indenture immediately after the transaction; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such transaction complies with these requirements.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

        The following will be events of default under the indenture:

  •
  we fail to pay principal when due upon redemption, repurchase or otherwise on the notes, whether or not the payment is prohibited by subordination provisions;

  •
  we fail to pay any interest and additional interest, if any, on the notes, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

  •
  we fail to provide timely notice of a designated event;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes); or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued interest, including additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued interest, including additional interest, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

        Payments of principal, premium, if any, or interest or additional interest, if any on the notes that are not made when due will accrue interest from the required payment date at an annual rate of 1% above the then applicable interest rate for the notes.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, interest or additional interest, if any, on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the rate or extend the time for payment of interest or additional interest, if any, of any note;

  •
  reduce the principal amount of any note;

  •
  reduce any amount payable upon redemption or repurchase of any note;

  •
  adversely change our obligation to repurchase any note at the option of a holder or upon a designated event;

  •
  impair the right of a holder to institute suit for payment on any note or reduce the number of shares of common stock or the amount of any other property receivable upon conversion;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note;

  •
  adversely modify, in any material respect, the subordination provisions of the indenture;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

        The notes were issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

        Notes are evidenced by one or more global notes, which have been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global note may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest, including additional interest, if any, on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue notes in definitive certificate form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities Exchange Act, and a successor depositary is not appointed by us within 90 days;

  •
  an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

  •
  we have determined in our sole discretion that notes shall no longer be represented by a global note.

Registration Rights of the Noteholders

        We entered into a registration rights agreement with the initial purchasers. In the registration rights agreement, we agreed use our best efforts to cause the shelf registration statement, of which this prospectus is a part, to become effective by February 4, 2004. We also agreed to use our best efforts to keep the shelf registration statement effective until there are no longer any registrable securities.

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

  •
  the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act; and

  •
  the sale to the public of the registrable securities pursuant to Rule 144 under the Securities Act.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed 30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

Notwithstanding the foregoing, we are permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

        We will pay additional interest on the notes and liquidated damages in respect of the common stock on the interest payment dates for the notes if the prospectus is unavailable for periods in excess of those permitted above:

  •
  on the notes at an annual rate equal to 0.5% of the aggregate principal amount of the notes outstanding during the additional period the prospectus is unavailable; and

  •
  on the common stock that has been converted, at an annual rate equal to 0.5% of an amount equal to $1,000 divided by the conversion rate in effect during such periods.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  •
  be named as a selling securityholder in the prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

        We have appointed BNY Midwest Trust Company, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Governing Law

        The notes, the indenture and the registration rights agreement are governed by, and construed in accordance with, the laws of the State of New York.

Description of Capital Stock

        The following descriptions of our common stock and preferred stock summarize the material terms and provisions of these securities. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation, bylaws and stockholders rights agreement that are incorporated by reference into this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our restated certificate of incorporation, bylaws and stockholder rights agreement.

Authorized Capital Stock

        Our certificate of incorporation authorizes 400,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of Series A 7.75% Convertible Preferred Stock, no par value per share. As of January 29, 2004, an aggregate of 158,805,752 shares of our common stock were outstanding and an aggregate of 131,014 shares of Series A 7.75% Convertible Preferred Stock were outstanding.

Common Stock

        Voting Rights.    Each holder of common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

        Dividend Rights; Rights upon Liquidation.    The holders of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to the dividend preference of any outstanding Series A 7.75% Convertible Preferred Stock. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and any liquidation preference of any outstanding Series A 7.75% Convertible Preferred Stock.

        Preemptive Rights.    Holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Series A 7.75% Convertible Preferred Stock

        Designation and Amount.    The Series A 7.75% Convertible Preferred Stock has no par value and a liquidation preference of $50.00 per share plus accrued and unpaid dividends. The authorized number of shares of Series A 7.75% Convertible Preferred Stock is 1,000,000. Each share of Series A 7.75%

Convertible Preferred Stock is currently convertible into 11.526 shares of our common stock, which is calculated by dividing the liquidation preference per share of $50.00 by the conversion price, which is currently $4.338 per share of common stock and which is subject to adjustment upon the occurrence of certain events as set forth in the restated certificate of incorporation.

        Rank.    The Series A 7.75% Convertible Preferred Stock, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, ranks senior to the common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series A 7.75% Convertible Preferred Stock by the board of directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A 7.75% Convertible Preferred Stock as to such rights, and on parity with any class of capital stock or series of preferred stock established after the original issue date of the Series A 7.75% Convertible Preferred Stock by the board of directors, the terms of which expressly provide that such class or series will rank on parity with the Series A 7.75% Convertible Preferred Stock as to such rights. The Series A 7.75% Convertible Preferred Stock ranks junior to each class of capital stock or series of preferred stock established after the original issue date of the Series A 7.75% Convertible Preferred Stock by the board of directors, the terms of which expressly provide that such class or series will rank senior to the Series A 7.75% Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution.

        Dividends.    Subject to the rights of any holders of stock ranking senior to, or pari passu with, the Series A 7.75% Convertible Preferred Stock, holders of shares of Series A 7.75% Convertible Preferred Stock will be entitled to receive, when, as and if declared by the board of directors out of assets that are legally available for payment, dividends at the annual rate of 7.75% of the liquidation preference of $50.00 per share of Series A 7.75% Convertible Preferred Stock. This is equivalent to $3.875 per share annually. Dividends on the Series A 7.75% Convertible Preferred Stock will be payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2003. At our option, we may pay any dividend on the Series A 7.75% Convertible Preferred Stock in cash, in shares of common stock, or in a combination of cash and shares of common stock.

        Mandatory Redemption.    On, but not before, February 15, 2014, subject to legal availability of funds therefor, we must redeem all outstanding shares of Series A 7.75% Convertible Preferred Stock at a redemption price in cash equal to the liquidation preference of the Series A 7.75% Convertible Preferred Stock.

        Liquidation Preference.    In the event of voluntary or involuntary liquidation, winding-up or dissolution of Andrew, each holder of Series A 7.75% Convertible Preferred Stock will, subject to the prior rights of any holders of any stock ranking senior to the Series A 7.75% Convertible Preferred Stock, be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of any stock ranking junior to the Series A 7.75% Convertible Preferred Stock (including common stock), a liquidation preference in the amount of $50.00 per share of Series A 7.75% Convertible Preferred Stock.

        Voting Rights.    The shares of Series A 7.75% Convertible Preferred Stock have no voting rights except as specifically provided in the restated certificate of incorporation or otherwise required by Delaware law from time to time.

        Conversion.    Each share of Series A 7.75% Convertible Preferred Stock will be convertible at the option of the holder thereof at any time. At any time on or after February 20, 2005, we may, at our option, cause all, but not a portion, of the outstanding shares of Series A 7.75% Convertible Preferred Stock to be automatically converted into that number of shares of our common stock for each share of Series A 7.75% Convertible Preferred Stock equal to the then prevailing conversion ratio, plus cash in lieu of any fractional shares. We may exercise this right to cause a mandatory conversion only if the closing price of our common stock equals or exceeds 125% of the then prevailing conversion price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such 30-day period, ending on the trading day prior to the issuance of a press release, or, if no press release is issued, mailing of a notice announcing the mandatory conversion.

Rights

        We have adopted a Stockholder Rights Plan, in the form of a Rights Agreement, under which each share of common stock has associated with it one common stock purchase right (a "right"). Each right entitles the holder to purchase, under the circumstances described below, one share of common stock for a price of $500.00, subject to adjustment pursuant to the rights agreement. The rights are not currently exercisable and, until they are exercisable, are transferable only with the related shares of common stock. Separate rights certificates will be distributed when the rights become exercisable. The holder of a right has no rights as a stockholder of Andrew, including the right to vote or to receive dividends. The rights will expire at the close of business on December 16, 2006, unless redeemed by the company prior to such date.

        The rights become exercisable at the specified exercise price upon the earlier to occur of (i) 10 days after a public announcement that any person or group, other than Andrew and certain related entities (an "excluded person") has acquired (an "acquiring person") beneficial ownership of 15% or more of the outstanding shares of common stock and (ii) 10 business days (unless delayed by the board of directors) after any person or group (other than an excluded person) has commenced, or announced the intention to commence, a tender or exchange offer that would, upon its consummation, result in such person or exchange offer that would, upon its consummation, result in such person or group being the beneficial owner of 15% or more of the outstanding shares of common stock.

        In the event that any person or group becomes an acquiring person, each holder of a right, other than the acquiring person (whose rights thereafter will be void), is entitled to purchase that number of shares of common stock having a market value at the time of such acquisition of two times the exercise price of the right. After a person or group has become an acquiring person, if Andrew is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a right is entitled to purchase that number of shares of common stock of the acquiring company that at the time of such acquisition has a market value of two times the exercise price of the right

        The rights are redeemable, as a whole, at a redemption price of $.001 per right, subject to adjustment, at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding shares of common stock.

        At any time after any person or group becomes an acquiring person and before such acquiring person acquires 50% or more of the outstanding shares of common stock, the board of directors may exchange the rights (other than rights that have become void) in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment), or cash, other equity or debt securities of Andrew, other assets, or any combination of the foregoing, having an aggregate value equal to the then current market price of one share of common stock.

        Anti-Takeover Effects of Rights.    Although the rights are not intended to prevent an acquisition of Andrew on terms that are favorable and fair to all stockholders, the rights may discriminate against a prospective holder of common stock as a result of such holder owning a substantial amount of shares and may have the effect of delaying deferring or preventing a change in control of Andrew. The rights should not interfere, however, with any merger or business combination approved by our board of directors since we may redeem the rights prior to the time that a person or group becomes an acquiring person. Nonetheless, by causing substantial dilution to a person or group that attempts to acquire Andrew on terms not approved by our board of directors, the rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of our stockholders.

Certain Corporate Provisions

        Acquisition Proposals.    Our restated certificate of incorporation provides that the board of directors is entitled to consider subjective factors in determining whether an acquisition proposal is in the best interests of Andrew and our stockholders. Such subjective factors include the social, legal and economic effects upon employees, suppliers, customers and our business community as well as our long-term business prospects. The restated certificate of incorporation broadly defines acquisition proposals to include any tender offer, exchange offer or other method of acquiring equity securities of Andrew to gain control by merger, consolidation or purchase of all or substantially all of our property and assets.

        Special Meetings of Stockholders; No Stockholder Action By Written Consent.    The restated certificate of incorporation and by-laws provide that special meetings of our stockholders may be called only by a majority of the board of directors. In addition, our restated certificate of incorporation and by-laws provide that our stockholders may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent.

        Advance Notice Requirements for Stockholder Proposals and Nomination of Directors.    The by-laws provide that stockholders seeking to bring business before, or nominate directors at, any annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be given in writing to the secretary of Andrew not more than 90 days in advance of the anniversary of the prior year's annual meeting. With respect to business to be transacted or elections to be held at a special meeting of stockholders, written notice must be given to the secretary not more than 10 days after the date on which notice of the special meeting is given to such stockholder. The by-laws also specify certain requirements for a stockholder's notice to be in proper written form.

Delaware Anti-Takeover Law

        Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of such assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

U.S. Federal Tax Considerations

General

        This is a summary of certain U.S. federal income tax consequences relevant to a holder of notes. All references to "holders" (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of notes. The discussion below deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, or persons holding notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. Except where specifically indicated below, we do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

  •
  the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

  •
  the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

  •
  the U.S. federal income tax consequences to U.S. Holders (as defined below) who hold the notes whose functional currency is not the U.S. dollar;

  •
  any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or

  •
  any state, local or foreign tax consequences of owning or disposing of the common stock.

        Persons considering the purchase of notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction. This summary is based upon laws, regulations, rulings and decisions now in effect all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the U.S. federal income tax consequences discussed below. As a result, there is a possibility that the IRS will disagree with the tax characterizations and the tax consequences described below.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

  •
  a citizen or resident alien individual of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors.

        We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder.

Payments of Interest on the Notes

        Interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        If our obligations under the registration rights agreement are not satisfied, then additional interest is payable in respect of the notes as described in "Description of the Notes—Registration Rights of the Noteholders" above. According to applicable Treasury regulations, the possibility of additional interest being payable will not affect the amount of interest income recognized by a U.S. Holder in advance of the payment of any additional interest, if there is only a remote chance as of the date the notes were issued that a U.S. Holder will receive additional interest. We believe that the likelihood that additional interest will become payable due to a failure to meet our obligations under the registration rights agreement is remote. Accordingly, we intend to take the position that a U.S. Holder should be required to include any such additional interest as ordinary income at the time it is paid or accrued in accordance with such U.S. Holder's regular method of accounting for U.S. federal income tax purposes. However, the IRS may take the position that such additional interest should be accrued into gross income like original issue discount, regardless of the U.S. Holder's method of tax accounting, which could affect the timing of both a U.S. Holder's recognition of income and the availability of our deduction with respect to such additional interest.

Market Discount

        If a U.S. Holder purchases a note at a price less than the note's principal amount, the U.S. Holder will be subject to special rules governing market discount. These special market discount rules will not apply if the amount of market discount is de minimis and does not exceed one quarter of one percent for each full year remaining until the maturity of the notes. Under the market discount rules, any gain that a U.S. Holder recognizes upon a sale or other disposition of the note generally will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount will accrue on a straight-line basis over the remaining term of the note, unless a U.S. Holder elects to compute accrued market discount based on the economic yield of the note. Any market discount accrued prior to conversion will not be recognized upon conversion, however, such market discount will be recognized as ordinary income upon a disposition of the stock. Finally, if the purchase of a note is debt-financed, a U.S. Holder generally will not be entitled to deduct interest expense allocable to accrued market discount until the corresponding interest income is recognized. A U.S. Holder may elect to include market discount in income as it accrues. If that election is made, all gain on a disposition of the note generally will be capital gain, and the rules deferring the deduction of interest on a related loan will not apply. The election once made applies to all market discount bonds acquired in the year of the election and all subsequent years. Such election cannot be revoked without the consent of the IRS.

Acquisition Premium

        If a U.S. Holder purchases a note at a premium (that is, at a price that exceeds the note's principal amount plus accrued interest), the U.S. Holder generally may elect to amortize the premium as a reduction in interest income from the note, so that the interest income will reflect the economic yield on the note. The premium is not amortizable, however, to the extent that it is attributable to the value of the conversion privilege of the note. Once made, such an election is revocable only with IRS consent. The election applies to all bonds, other than bonds the interest on which is not taxable, held during or after the taxable year for which the election is made, including bonds acquired after that year. If the election to amortize premium is made, the amortized premium will reduce the U.S. Holder's tax basis in the note.

Sale, Exchange, Redemption or Other Taxable Disposition

        Upon the sale, repurchase by us at the option of a holder or exchange (other than a conversion) of a note, the redemption of a note for cash or other taxable disposition, a U.S. Holder generally will recognize gain or loss. The amount of gain or loss on a taxable sale, repurchase by us at the option of a holder, exchange (other than a conversion), redemption or other taxable disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder (other than amounts attributable to accrued but unpaid interest not previously included in gross income, which are taxable as ordinary interest income, but including amounts representing accrued market discount), and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be equal to the U.S. Holder's original purchase price less any amortized acquisition premium plus any market discount included in income on a current basis. Such gain or loss generally will be capital gain or loss, and will constitute long-term capital gain or loss if the notes are held for more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Conversion of the Notes

        A U.S. Holder generally will not recognize gain or loss on the conversion of notes into common stock, except for any cash received in lieu of a fractional share of common stock as described below. A U.S. Holder's tax basis in the common stock received upon conversion will be the same as its adjusted tax basis in the notes at the time of conversion, reduced by any basis attributable to fractional shares and increased, for a cash method U.S. Holder, by any accrued but unpaid interest that is required to be recognized by such U.S. Holder upon conversion. For U.S. federal income tax purposes, a U.S. Holder's holding period for the common stock generally will include its holding period for the notes converted.

        Any cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, a U.S. Holder will recognize capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share), and the discussion below under "—Sale of Exchange of Common Stock" generally will apply.

Constructive Dividends

        If at any time we increase the conversion rate, either at our discretion or pursuant to the conversion rate adjustment provisions, the increase may be deemed to be the payment of a taxable dividend to the U.S. Holders of the notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of a cash dividend could result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Distributions on Our Common Stock

        Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid to a U.S. Holder that is a "C" corporation may qualify for a dividends-received deduction subject to applicable limitations.

        To the extent that a U.S. Holder receives distributions on our common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces a holder's basis in the common stock. Any such distribution in excess of a U.S. Holder's basis in the common stock will be treated as capital gain. Such gain will be long term or short term depending on the U.S. Holder's holding period for the stock for which the distribution is made.

Sale or Exchange of Common Stock

        U.S. Holders who sell or exchange the shares of common stock received upon conversion will recognize gain or loss equal to the difference between the amount realized on the sale or exchange and their adjusted tax basis in those shares. Any such gain or loss will generally be long-term capital gain or loss if the shares have been held or have been deemed to be held for more than one year. However, gain attributable to accrued market discount that attached to the common stock upon conversion of notes will be taxable as ordinary income.

Backup Withholding Tax and Information Reporting

        Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes, and distributions on and the proceeds of dispositions of common stock received upon conversion of the notes, may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability.

Non-U.S. Holders

        The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes

        All payments on the notes to a Non-U.S. Holder, including additional interest and a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income or withholding tax, provided that:

  (i)
  such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  (ii)
  the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

  (iii)
  such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment); and

  (iv)
  in the case of a Non-U.S. Holder who is a non-resident alien individual, the individual is not present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

        If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Dividends on Our Common Stock

        Dividends, if any, paid on common stock received upon a conversion of the notes to Non-U.S. Holders, and any deemed dividends resulting from an adjustment to the conversion price (see "U.S. Holders-Constructive Dividends" above), generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if the Non-U.S. Holder is eligible for the benefits of an applicable income tax treaty. A Non-U.S. Holder is required to file an IRS Form W-8BEN to claim tax treaty benefits. However, except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade of business in the United States. A Non-U.S. Holder is not entitled to a reduction in or an exemption from U.S. federal withholding tax if the payor or agent knows or has reason to know that the Non-U.S. Holder is not entitled to a reduction or exemption.

Sale or Exchange of our Notes or Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of our common stock received upon conversion unless:

  •
  the holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met;

  •
  the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct of a trade or business in the United States and, if the holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States;

  •
  the holder is subject to the provisions of U.S. tax law applicable to certain United States expatriates; or

  •
  in the case of common stock held by a person who holds more than 5% of such stock, we are or have been at any time within the shorter of the five year period preceding such sale or other disposition or the period during which such Non-U.S. Holder held the common stock, a U.S.

    real property holding corporation (a "USRPHC") for U.S. Federal Income Tax purposes. We do not believe we have been, are or will become a USRPHC.

Backup Withholding Tax and Information Reporting

        In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if the Non-U.S. Holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

Selling Securityholders

        We originally issued the notes in August 2003 to the initial purchasers, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC and U.S. Bancorp Piper Jaffray Inc., in a private placement and in connection with the exercise in full by the initial purchasers of their option to purchase additional notes. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers under Rule 144A. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

        The following table sets forth certain information, as of January 29, 2004, concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. This information is based on information provided by or on behalf of the selling securityholders. We will identify additional selling securityholders, if any, by post-effective amendment before they offer or sell their securities. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

        The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 73.0482 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes, but will be paid in cash.

        The selling securityholders may offer all, a portion or none of the notes or common stock issuable upon conversion of the notes. Because the selling securityholders may offer a portion of the notes or common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings.

        The percentage of common stock beneficially owned and being offered by each selling securityholder is based on 158,805,752 shares of our common stock outstanding as of January 29, 2004.

The percentage of notes beneficially owned by each selling securityholder is based on $240,000,000 aggregate principal amount of notes outstanding.

        To our knowledge, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Before the Offering(1)	Conversion Shares of Common Stock Offered	Percentage of Common Stock Outstanding(2)
Advent Convertible Master (Cayman) L.P.	$7,838,000	3.3%	—	572,551	*
Akela Capital Master Fund, Ltd.(3)	9,500,000	4.0	—	693,957	*
Alcon Laboratories	316,000	*	—	23,083	*
Alpha U.S. Sub Fund 4 LLC	310,000	*	—	22,644	*
American AAdvantage Funds(4)	425,000	*	—	31,045	*
Arapahoe County Colorado	40,000	*	—	2,921	*
Argent LowLev Convertible Arbitrage Fund Ltd.	3,700,000	1.5	—	270,278	*
Arkansas Teacher Retirement(5)	1,295,000	*	—	94,597	*
Arlington County Employees Retirement System	549,000	*	—	40,103	*
Asante Health Systems	82,000	*	—	5,989	*
Associated Electric & Gas Insurance Services Limited(4)	300,000	*	—	21,914	*
Aventis Pension Master Trust(4)	270,000	*	—	19,723	*
Baptist Health of South Florida(5)	180,000	*	—	13,148	*
Boilermaker—Blacksmith Pension Trust(4)	1,500,000	*	—	109,572	*
British Virgin Islands Social Security Board	71,000	*	—	5,186	*
CALAMOS® Convertible Fund—CALAMOS® Investment Trust(4)	13,500,000	5.6	—	986,150	*
CALAMOS® Convertible Portfolio—CALAMOS® Advisors Trust(4)	180,000	*	—	13,148	*
CEMEX Pension Plan(4)	135,000	*	—	9,861	*
City and County of San Francisco Retirement System	1,213,000	*	—	88,607	*
City of Knoxville Pension System(4)	315,000	*	—	23,010	*
City of New Orleans	167,000	*	—	12,199	*
City University of New York	123,000	*	—	8,984	*
CNH CA Master Account, L.P.(6)	3,000,000	1.3	—	219,144	*
Convertible Securities Fund	90,000	*	—	6,574	*
DBAG London(7)	14,000,000	5.8	—	1,022,674	*
Delaware Public Employees Retirement System	1,273,000	*	—	92,990	*
Delta Airlines Master Trust(4)	1,500,000	*	—	109,572	*
Delta Pilots Disability and Survivorship Trust(4)	430,000	*	—	31,410	*

Dorinco Reinsurance Company(4)	820,000	*	—	59,899	*
Engineers Joint Pension Fund(5)	120,000	*	—	8,765	*
Fore Convertible Master Fund LTD	22,813,000	9.5	—	1,666,448	1.0
FrontPoint Convertible Arbitrage Fund, L.P.(8)	4,500,000	1.9	—	328,716	*
Gaia Offshore Master Fund Ltd.(9)	2,400,000	1.0	—	175,315	*
Geode U.S. Convertible Abitrage Fund, a Series of Geode Investors, LLC(10)	3,000,000	1.3	—	219,144	*
Goldman Sachs & Co.(11)	20,000,000	8.3	476,359	1,460,964	1.2
Grace Convertible Arbitrage Fund, Ltd.(12)	5,000,000	2.1	—	365,241	*
Grady Hospital Foundation	110,000	*	—	8,035	*
Guggenheim Portfolio Company VIII (Cayman), LLC(13)	4,006,000	1.7	—	292,631	*
HFR Arbitrage Fund	467,000	*	—	34,113	*
Kettering Medical Center Funded Depreciation Account(4)	80,000	*	—	5,843	*
Knoxville Utilities Board Retirement System(4)	140,000	*	—	10,226	*
Louisiana Workers' Compensation Corporation(4)	370,000	*	—	27,027	*
Lyxor	840,000	*	—	61,360	*
Lyxor/Gaia II Fund Ltd.(9)	600,000	*	—	43,828	*
Macomb County Employees' Retirement System(4)	310,000	*	—	22,644	*
Man Convertible Bond Master Fund, Ltd.(14)	5,571,000	2.3	—	406,951	*
Man Mac I Limited(15)	6,887,000	2.9	—	503,082	*
McMahan Securities Co. L.P.(16)	1,000,000	*	—	73,048	*
Merrill Lynch Insurance Group	262,000	*	—	19,138	*
Municipal Employees	211,000	*	—	15,413	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.(17)	3,500,000	1.5	—	255,668	*
Nations Convertible Securities Fund	9,405,000	3.9	—	687,018	*
New Orleans Firefighters Pension/Relief Fund	97,000	*	—	7,085	*
Nicholas-Applegate Capital Management Convertible Mutual Fund(5)	200,000	*	—	14,609	*
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	5,000	*	—	365	*
Nisswa Master Fund Ltd.(18)	3,000,000	1.3	—	219,144	*

Occidental Petroleum Corporation	221,000	*	—	16,143	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(4)	675,000	*	—	49,307	*
Prisma Foundation(4)	100,000	*	—	7,304	*
Pro-mutual	718,000	*	—	52,448	*
S.A.C. Capital Associates, LLC(19)	15,000,000	6.3	300,000	1,095,723	*
San Diego City Retirement(5)	260,000	*	—	18,992	*
San Diego County Convertible(5)	545,000	*	—	39,811	*
SCI Endowment Care Common Trust Fund—First Union(4)	40,000	*	—	2,921	*
SCI Endowment Care Common Trust Fund—National Fiduciary Services(4)	170,000	*	—	12,418	*
SCI Endowment Care Common Trust Fund—Suntrust(4)	85,000	*	—	6,209	*
Sphinx Fund c/o TQA Investors, LLC(20)	48,000	*	—	3,506	*
SPT(4)	1,850,000	*	—	135,139	*
St. Thomas Trading, Ltd.(14)	8,429,000	3.5	—	615,723	*
State of Maryland Retirement Agency	2,627,000	1.1	—	191,897	*
Tag Associates	65,000	*	—	4,748	*
TD Securities (USA) Inc.(21)	16,969,000	7.1	—	1,239,554	*
The California Wellness Foundation(4)	430,000	*	—	31,410	*
The Coast Fund, L.P.	1,000,000	*	—	73,048	*
The Cockrell Foundation(4)	60,000	*	—	4,382	*
The Dow Chemical Company Employees' Retirement Plan(4)	2,700,000	1.1	—	197,230	*
The Fondren Foundation(4)	150,000	*	—	10,957	*
The Grable Foundation	68,000	*	—	4,967	*
TQA Master Fund, Ltd.(20)	1,836,000	*	—	134,116	*
TQA Master Plus Fund, Ltd.(20)	1,424,000	*	—	104,020	*
Trustmark Insurance	278,000	*	—	20,307	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	5,000	*	—	365	*
Union Carbide Retirement Account(4)	1,300,000	*	—	94,962	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund(4)	650,000	*	—	47,481	*

Univar USA Inc. Retirement Plan(4)	325,000	*	—	23,740	*
Wachovia Bank National Association(22)	11,690,000	4.9	—	853,933	*
Wachovia Securities International Ltd.(23)	6,500,000	*	—	474,813	*
Wake Forest University(5)	130,000	*	—	9,496	*
Wyoming State Treasurer(5)	270,000	*	—	19,723	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC(20)	316,000	*	—	23,083	*
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC(20)	229,000	*	—	16,728	*
Any other holder of notes or any future transferee, pledgee, donee or successor of or from any holder(24)	4,821,000	2.0	—	352,165	*
Total	$240,000,000	100.0%	776,359	17,531,568	10.4%

*
Less than one percent.

(1)
Does not include shares of common stock issuable upon conversion of the notes.

(2)
Calculated based on Rule 13d-3(d)(1) under the Securities Exchange Act. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of the holder's notes; however, we did not assume the conversion of any other holder's notes.

(3)
Anthony B. Bosco, the general partner of the selling securityholder, has sole voting and dispositive power over the securities of the selling securityholder listed in the table.

(4)
Nick Calamos, Senior Executive Vice President, Head of Investments/CIO of the selling securityholder, has sole voting and dispositive power over the securities of the selling securityholder listed in the table.

(5)
The selling securityholder has delegated full authority to Nicholas-Applegate Capital Management ("Nicholas-Applegate") as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate's proxy committee sets policies on the voting of all of Nicholas-Applegate's clients' securities to be voted by Nicholas-Applegate for clients. These policies are available to clients of Nicholas-Applegate upon request.

(6)
CNH Partners, LLC ("CNH") is the Investment Advisor of the selling securityholder and has sole voting and dispositive power over the securities of the selling securityholder listed in the table. Robert Krail, Mark Mitchell and Todd Pulvino are Investment Principals of, and act on behalf of, CNH.

(7)
The selling securityholder is an affiliate of a broker-dealer.

(8)
FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC, which is the general partner of FrontPoint Convertible Arbitrage Fund L.P. Arthur Lev and Julio Garcia have shared voting and dispositive power over the securities of the selling securityholder listed in the table.

(9)
Promethean Asset Management, LLC ("Promethean") serves as investment manager to Gaia Offshore Master Fund, Ltd. ("Gaia") and the trading advisor for Lyxor/Gaia II Fund Ltd. ("Lyxor") and may be deemed to share beneficial ownership of the securities beneficially owned by

  Gaia and Lyxor, as a result of Promethean's power to vote and dispose of the securities of Gaia and Lyxor. The ownership information for each of these selling securityholders does not include ownership information for the other. Promethean disclaims ownership of the securities beneficially owned by Gaia and Lxyor, and each of Gaia and Lyxor disclaims beneficial ownership of the securities beneficially owned by the other. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the securities beneficially owned by Promethean, Gaia and Lyxor.

(10)
Vincent Gubitosi, the portfolio manager of the selling securityholder, is employed by Geode Capital Management, LLC, which is the manager and investment-manager of Geode Investors, LLC. Mr. Gubitosi has sole dispositive power over the securities of the selling securityholder listed in the table.

(11)
The selling securityholder is a broker-dealer and is, pursuant to the Securities Act of 1933, deemed to be an underwriter.

(12)
Grace Brothers Management, LLC, the investment manager of the selling securityholder, has sole voting and dispositive power over the securities of the selling securityholder listed in the table. The selling securityholder is an affiliate of a broker-dealer.

(13)
Laren Katzovitz, Kevin Felix and Patrick Hughes, each a Managing Partner of the selling securityholder, have shared voting and dispositive power over the securities of the selling securityholder listed in the table. The selling securityholder is an affiliate of a broker-dealer. Certain affiliates of Guggenheim Advisors, the controlling shareholder of the selling securityholder, are broker-dealers.

(14)
J.T. Hansen and John Null, Principals of Marin Capital Partners, LP, the Investment Adviser to the selling securityholder, share voting and dispositive power over the securities of the selling securityholder listed in the table.

(15)
Man-Diversified Fund II Ltd. ("Man-Diversified") has been identified as the controlling entity of the selling securityholder. The manager shares of Man-Diversified are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company that is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(16)
The members of the Executive Committee of the selling securityholder share voting and dispositive power over the securities of the selling securityholder listed in the table. The selling securityholder is a broker-dealer and is, pursuant to the Securities Act of 1933, deemed to be an underwriter.

(17)
The selling securityholder is an affiliate of a broker-dealer.

(18)
Brian Taylor, Aaron Yeary, Chris Lyche, Nikhil Mankodi, Michael O-Connell, Scott Reinhart and Pat Parthasarathy, portfolio traders for the selling securityholder, have no voting power but share dispositive power over the securities of the selling securityholder listed in the table.

(19)
Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share voting and dispositive power over the securities of the selling securityholder listed in the table. Steven A. Cohen controls both S.A.C. Capital Advisors and S.A.C. Capital Management. Each of S.A.C. Capital Advisors, S.A.C. Capital Management and Mr. Cohen disclaims beneficial ownership of these securities.

(20)
Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero, principals of TQA Investors, LLC, share voting and dispositive power over the securities of the selling securityholder listed in the table.

(21)
The selling securityholder is a broker-dealer and is, pursuant to the Securities Act of 1933, deemed to be an underwriter.

(22)
The selling securityholder is an affiliate of a broker-dealer.

(23)
The selling securityholder is a broker-dealer and is, pursuant to the Securities Act of 1933, deemed to be an underwriter.

(24)
Information about other selling securityholders will be set forth in a post-effective amendment to the registration statement of which this prospectus forms a part.

Plan of Distribution

        The selling securityholders, which term includes all transferees, pledgees, donees or their successors, may from time to time sell the notes and the common stock into which the notes are convertible covered by this prospectus, which we refer to in this section as the "securities," directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Each selling securityholder that has represented to us that it is a broker-dealer is deemed to be an underwriter pursuant to the Securities Act of 1933. Each selling securityholder that has represented to us that it is affiliated with a broker-dealer also has represented to us that the notes held by it were purchased in the ordinary course of business and that, at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by it or the common stock issuable upon the conversion of those notes.

        The securities may be sold in one or more transactions:

  •
  at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected in transactions in the following manner:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter-market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling securityholders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities or broker-dealers that in turn may sell these securities. The selling securityholders may also pledge or grant security interests in some or all of their securities, and, if the selling securityholders default in the performance of their obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

        Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol "ANDW." We do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

        In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. If the selling securityholders qualify as underwriters, they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. To the extent the selling securityholder may be deemed to be "underwriters," they may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act.

        The selling securityholders and any other person participating in a distribution will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M (or any successor rules or regulations) under the Securities Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling securityholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

        To our knowledge, there currently are no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholder.

        We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling securityholders will pay all underwriting discounts and commissions.

        There can be no assurance that a selling securityholder will sell any or all of its securities covered by this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the common stock issuable upon conversion of the notes. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the common stock issuable upon conversion of the notes by other means not described in this prospectus.

        We will make copies of this prospectus available to selling securityholders and have informed them of the requirement for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

        Sales of a substantial number of shares of common stock by the selling securityholders, or the perception that sales could occur, could adversely affect the market price for shares of our common stock.

Legal Matters

        Gardner Carton & Douglas, Chicago, Illinois, will pass upon the validity of the common stock offered by this prospectus. Attorneys of that firm participating in the preparation of this prospectus owned 37,300 shares of Andrew common stock as of January 30, 2004.

Experts

        The consolidated financial statements of Andrew Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2003 and the related financial statement schedule included therein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated therein and herein by reference. Such consolidated financial statements and schedule are incorporated herein and therein by reference in reliance upon such report given on the authority of such Firm as experts in accounting and auditing.

Where You Can Find More Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

        We incorporate by reference the documents listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2003; and

  •
  Current Reports on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2003, November 4, 2003 and January 9, 2004 (excluding any information furnished under Item 9 or 12 of these Forms 8-K).

        All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) after the date of this prospectus and prior to the closing of the offering made hereby, except for information furnished under Item 9 or 12 of

Form 8-K, which is not deemed filed and not incorporated by reference herein. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC, and information contained therein will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

ANDREW CORPORATION
10500 West 153rd Street
Orland Park, Illinois 60462
Telephone: (708) 349-3300
Attention: Investor Relations

        Documents may also be available on our website at www.andrew.com. Information contained on our website does not constitute a part of this prospectus.

PART II
Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of such expenses, except the SEC registration fee, are estimated. None of the expenses listed below will be paid by the selling securityholders.

Securities and Exchange Commission registration fee	$19,416
Legal fees and expenses	75,000
Accounting fees and expenses	50,000
Printing fees and expenses	10,000
Trustee fees and expenses	10,000
Miscellaneous	35,584

Total	$200,000

Item 15. Indemnification of Directors and Officers

Limitation on Liability of Directors

        Section 145 of the Delaware General Corporation Law ("DGCL") generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Our Certificate of Incorporation provides that we shall, subject to certain limitations, indemnify our directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

        Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Item 16. Exhibits

        See Index to Exhibits.

II-1

Item 17. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orland Park and State of Illinois on the 30th day of January 2004.

ANDREW CORPORATION (Registrant)
/s/ MARTY R. KITTRELL Marty R. Kittrell Vice President, Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of January 2004.

* Floyd L. English Chairman and Director	* Ralph E. Faison President, Chief Executive Officer Director
* Charles R. Nicholas Vice Chairman and Director	/s/ MARTY R. KITTRELL Marty R. Kittrell Vice President and Chief Financial Officer
* Mark A. Olson Vice President and Chief Accounting Officer	* John G. Bollinger Director
* Philip Wm. Colburn Director	* Thomas A. Donahoe Director
* Jere D. Fluno Director	* William O. Hunt Director
* Robert G. Paul Director	* Gerald A. Poch Director
* Glen O. Toney Director	* Dennis L. Whipple Director
*By:	/s/ MARTY R. KITTRELL Marty R. Kittrell Attorney-In-Fact

S-1

Index to Exhibits

Exhibit	Description
3.1	Restated Certificate of Incorporation. Filed as Exhibit 4.1 to Form S-8 filed on July 22, 2003 and incorporated herein by reference.
*3.2	By-Laws of Registrant.
4.1	Note Agreement dated September 1, 1990. Filed as an exhibit to our Form 10-K for the fiscal year ended September 30, 1992 and incorporated herein by reference. (SEC File No. 000-09514)
4.2
First Amendment to Note Agreement dated September 1, 1990. Filed as an exhibit to our Form 10-K for the fiscal year ended September 30, 1992 and incorporated herein by reference. (SEC File No. 000-09514)
*4.3	Note Assumption and Exchange Agreement dated as of July 15, 2003.
4.4	Stockholders Rights Agreement dated November 14, 1996. Filed as Exhibit 4.1 to Form 8-K dated November 14, 1996 and incorporated herein by reference. (SEC File No. 000-09514)
4.5
Registration Rights Agreement dated as of June 4, 2002 between Andrew Corporation and each of the stockholders named therein. Filed as Exhibit 4.1 to Form S-3 dated August 19, 2002 and incorporated herein by reference.
*4.6	Indenture, dated as of August 8, 2003, between the Registrant and BNY Midwest Trust Company, as Trustee
*4.7	Form of 3 1/4% Convertible Subordinated Note due 2013 (included as Exhibit A to the Indenture filed as Exhibit 4.6)
*4.8
Registration Rights Agreement, dated as of August 8, 2003, among the Registrant and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the Initial Purchasers
*5.1	Opinion of Gardner Carton & Douglas
*12.1	Statement regarding computation of ratio of earnings to fixed charges
23.1	Consent of Ernst & Young LLP
*23.2	Consent of Gardner Carton & Douglas (included in Exhibit 5.1)
*24.1	Power of Attorney (included on signature page to Registration Statement filed on October 28, 2003 (SEC File No. 333-110014))
*25.1	Form of T-1 Statement of Eligibility of BNY Midwest Trust Company

*
Previously Filed.

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Table of Contents
Special Note About Forward-Looking Statements
Prospectus Summary
Risk Factors
Use of Proceeds
Description of Notes
Description of Capital Stock
U.S. Federal Tax Considerations
Selling Securityholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
PART II Information Not Required In Prospectus
SIGNATURES
Index to Exhibits